SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

June 5, 2019

Date of Report (Date of Earliest Event Reported)

Brightlane Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-54027	300782905
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1600 West Loop South, Suite 600
Houston TX	77056
(Address of principal executive offices)	(Zip Code)

(888) 468-2856

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Director

On June 5, 2019, James Odell Barnes, Jr. tendered his resignation from the Board of Directors of the Company.  It is his desire to retire at this time, and it should be known that his resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On April 3, 2019, as reported in the preliminary 14C filed with the SEC on April 4, 2019, Simon Holden accepted a position on the Board of Directors of the Company.

Mr. Holden, 43, is a director of the Company with his term up for re-election at the next annual meeting of shareholders.  Since December 2018, Mr. Holden has been a consultant solicitor for Keystone Law, a London law firm.  From December 2016 through October 2018, Mr. Holden was a partner with Kerman & Co., a London law firm.  From November 2011 through November 2016, Mr. Holden was a partner with Lester Aldridge, a London law firm.  Mr. Holden was deemed Very Competent in the Bar Vocational Course at The City Law School in London in 1999.  He received an LLB with honors from Lancaster University in 1998.

There are no arrangements or understandings between Mr. Holden and any other person pursuant to which he was selected as director.  There are no family relationships between Mr. Holden and any member of Brightlane.  There are no material proceedings to which Mr. Holden is a party adverse to Brightlane.  There have been no transactions between Mr. Holden and any other related person.  Mr. Holden is considered an independent director.

Item 9.01 – Exhibits

Exhibit 17.1 – James Odell Barnes, Jr. resignation letter dated June 5, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Brightlane Corp.

By:      /s/ Steve Helm

Steve Helm

Chief Executive Officer

Chief Financial Officer

Dated:  June 7, 2019